EXHIBIT 10.1

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION(1)

Annual Cash Retainers
Board Members (other than Chairman)	$50,000
Chairman of the Board	$120,000
Annual Equity Awards(2)
Board Members (including Chairman)	$175,000
Audit Committee Chairman	$30,000
Compensation Committee Chairman	$15,000
Nominating & Corporate Governance Committee Chairman	$15,000
Audit Committee Member	$15,000
Compensation Committee Member	$8,000
Nominating & Corporate Governance Committee Member	$6,000
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(1) Effective September 19, 2013. The Company generally reimburses all directors for reasonable travel and out-of-pocket expenses incurred in connection with their duties as directors, including attendance at meetings.

(2) Annual equity awards are payable in the form of restricted stock, are valued at the grant date, and vest in equal, annual installments over a 4-year period from the date of grant.